EXHIBIT 10.36

NYER MEDICAL GROUP, INC.

SUMMARY OF DIRECTOR COMPENSATION

The following is a summary of the currently effective compensation of the directors of Nyer Medical Group, Inc. (the “Company”) for services as directors, which is subject to modification at any time by the Board of Directors.

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Each member of the Audit Committee, the Compensation Committee and the Stock Option Committee receives (a) $600 per telephone meeting of the Board of Directors or a committee of the Board of Directors and (b) $1,000 each per in-person meeting of the Board of Directors or in-person meeting of a committee of the Board of Directors.  The chairpersons of the Audit Committee and the Compensation Committee receive an additional 50% of the sum of (a) and (b) detailed above.

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Each director is entitled to receive a grant of 4,000 of the Company’s shares of common stock  for each year served as a director, with 2,000 of such options vesting semi-annually each June 30th and December 31st, provided that the optionee is still serving as director, as applicable, on such date.

•	The Company generally reimburses all directors for travel expenses incurred in connection with their duties as directors.